Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into to be effective as of the date (the “Effective Date”) specified in Exhibit A to this Agreement (“Ex. A”), which is incorporated herein by this reference, by and between the employer identified on Ex. A (the “Company”) and the employee identified on Ex. A. (“Executive”).  The Company and Executive are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Executive currently is employed by the Company on an at-will basis without a written employment agreement; and

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following terms:

TERMS

1.             Defined Terms.  Capitalized terms used in this Agreement have the meaning given to such terms in Exhibit B to this Agreement (“Ex. B”), which is incorporated herein by this reference.

2.             Term.  Unless earlier terminated pursuant to Section 5, the term of this Agreement (the “Term”) shall begin on the Effective Date and automatically end on the date identified on Ex. A (the “Expiration Date”), unless extended by the mutual written consent of the Parties.  If the Parties have not entered into a written extension of this Agreement before the Expiration Date, then Executive’s employment and this Agreement shall terminate on the Expiration Date.  A termination of Executive’s employment and this Agreement by reason of the occurrence of the Expiration Date (or any extension thereof) shall not for any purposes be considered a termination by the Company with Cause or without Cause or a termination by Executive for Good Reason.

3.             Employment.

(a)           Position; Duties and Responsibilities; Primary Work Location.  During the Term, Executive shall serve in the position and with the title set out on Ex. A or in such other similar capacity or capacities, and with such corresponding title or titles, for the Company or any Affiliates as the Chief Executive Officer or Board may from time to time designate in his or its sole discretion. In such capacity or capacities, Executive shall (i) have the duties, responsibilities, and authorities reasonably commensurate with such position(s), such other duties, responsibilities, and authorities as may be assigned by the Chief Executive Officer or Board from time to time; (ii) report to the individual, entity, committee, or board identified on Ex. A; (iii) comply with and, where applicable, enforce the personnel, ethical, and operational policies and procedures of the Company and its Affiliates, including without limitation the Code of Business Conduct and Ethics; and (iv) cooperate with any investigation or inquiry authorized by the Company or an Affiliate or conducted by a governmental authority related to the Company’s or an Affiliate’s business or Executive’s conduct.  Any obligations of the Company under this Agreement may be satisfied by the Company’s delegation of such obligations to one or more of its Affiliates.  Although Executive shall be expected to work at all of the Company and Affiliate locations from time to time and travel as necessary to perform his duties and responsibilities, Executive’s primary work location shall be at the location identified on Ex. A.

(b)           Exclusive Services and Compensation.  During the Term, Executive shall devote his full working time, skill, attention, and best efforts to the business and affairs of the Company and its Affiliates, and shall not engage in any activity inconsistent with the foregoing, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, unless the Company consents in writing to Executive’s involvement in such activity upon full disclosure by Executive; provided, however, that to the extent such activities do not violate or interfere with Executive’s performance of his duties and responsibilities under this Agreement or otherwise violate this Agreement, Executive may (i) serve on corporate boards with advance written approval of the Board; (ii) serve on civic or charitable boards; (iii) manage his personal, financial, and legal affairs; and (iv) participate in professional organizations.  All services that Executive may render to the Company or any of its Affiliates in any capacity during the Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

(c)           Dodd-Frank Act and Other Applicable Law Requirements.  Executive agrees (i) to abide by any compensation recovery, recoupment, anti-hedging, or other policy applicable to executives of the Company and its Affiliates, as may be in effect from time to time, as approved by the Board or a duly authorized committee thereof, or as required by the Dodd-Frank Act or other applicable law; and (ii) that the terms and conditions of this Agreement shall be deemed automatically amended as may be necessary from time to time to ensure compliance by Executive and this Agreement with such policies, the Dodd-Frank Act, or other applicable law.

(d)           Fiduciary Duties.  Executive acknowledges and agrees that Executive is a fiduciary of the Company and its Affiliates, and has a duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company and its Affiliates and to do no act that could, directly or indirectly, injure any such entity’s business, interests, or reputation.  In furtherance of the foregoing, Executive shall present to the Board business opportunities or ventures known to Executive, independently or with others, that are within the purposes of the Company or its Affiliates, including without limitation opportunities that may compete with the Company or an Affiliate.

4.             Compensation; Benefits; and Related Matters.

(a)           Base Salary.  During the Term, Executive shall be paid an annual base salary, prorated for any partial period, in installments in accordance with the general payroll practices of the Company (the “Base Salary”).  Executive’s initial Base Salary (the “Initial Base Salary”) is identified on Ex. A.  The Base Salary may be reviewed and/or adjusted from time to time at the sole discretion of the Committee; provided, however, that in no event shall Executive’s Base Salary be reduced below the Initial Base Salary without his consent.

(b)           Bonus.  During the Term, Executive shall be eligible to participate in a bonus plan or program (the “Bonus Plan”) that is generally applicable to similarly situated employees of the Company.  Any bonus payable under the Bonus Plan (the “Bonus”) may be based upon the achievement of certain performance goals and objectives during the applicable fiscal year (or other performance period) as determined by the Committee in its sole discretion.  Executive’s Bonus target (the “Bonus Target”) shall be determined from time to time by the Committee in its sole discretion.  Executive’s Bonus Target for 2012 is set out on Ex. A.  Before awarding any Bonus based on the achievement of established performance goals and objectives, the Committee will approve and certify the achievement of such performance goals and objectives.  Notwithstanding the foregoing, except as otherwise provided in this Agreement and/or the Company’s Bonus Plan or as otherwise approved by the Committee in its sole discretion, Executive shall not be eligible for a Bonus unless Executive remains employed by the Company as of the last day of the fiscal year (or other performance period) with respect to which the Bonus relates, and any such Bonus shall be paid to Executive no later than the fifteenth (15th) day of the third (3rd) calendar month following the fiscal year (or other performance period) with respect to which the Bonus relates.

(c)           Vacation.  For each calendar year during the Term, Executive shall be entitled to the paid vacation set out on Ex. A, prorated from the Effective Date and for any partial periods of employment, to be accrued and used in accordance with the terms of the Company’s vacation policy, provided, however, that Executive shall schedule his vacation at such time or times as are (i) consistent with the proper performance of his duties and responsibilities and (ii) mutually convenient for the Company and Executive, and provided further, however, that notwithstanding any provision to the contrary in the Company’s vacation policy, Executive may carry over up to a maximum of five (5) weeks of accrued but unused vacation each calendar year during the Term and any accrued but unused vacation in excess of the maximum carry over amount shall be forfeited.

(d)           Other Employee Benefits.  During the Term, Executive shall be eligible to participate in the employee benefit plans, programs, perquisites, and arrangements, as may be effect from time to time, that are offered generally to similarly situated employees of the Company, in accordance with the terms of such plan, policy, program, perquisite, or arrangement.  Such employee benefit plans, programs, perquisites, and arrangements shall be governed by the applicable plan documents, insurance policies, and/or employment policies, and may be modified, suspended, revoked, or terminated in the Company’s sole discretion without violating this Agreement.

(e)           Expense Reimbursement.  The Company shall reimburse Executive in accordance with its policies and practices for all reasonable expenses incurred by Executive during the Term in carrying out Executive’s duties and responsibilities.  Executive shall comply with such policies and practices with respect to reimbursement for, and submission of expense reports, receipts, or similar documentation of, such expenses, provided, however, that in no event shall Executive submit any required documentation later than sixty (60) days after the end of the calendar year in which such expense was incurred.  No reimbursement of expenses shall be made later than the fifteenth (15th) day of the third (3rd) month following the calendar year in which the applicable expense was incurred.

(f)            Other Compensation and Benefits.  During the Term, the Company shall pay or provide Executive with the other compensation and benefit-related items, if any, as set out on Ex. A.

5.             Termination Before Expiration Date.

(a)           Circumstances.  Executive’s employment and this Agreement shall terminate before the Expiration Date upon the earliest to occur of (i) the death of Executive; (ii) Executive’s Inability to Perform; (iii) the termination by the Company for Cause; (iv) the termination by the Company without Cause; (v) the termination by Executive for Good Reason; or (vi) the termination by Executive without Good Reason.

(b)           Procedure for Termination by the Company for Cause.  Before exercising its right to terminate Executive’s employment for Cause (in whole or in part) under clauses (ii) or (iv) of the definition of that term, the Company must provide written notice to Executive of its intent to do so, and that notice shall describe in reasonable detail the condition(s) believed to constitute Cause under such clause(s) and provide Executive with a reasonable period of time to correct the condition(s) (the “Correction Period”), unless the Company determines in its sole discretion that such condition(s) are not reasonably capable of being corrected.  A ten (10)-day Correction Period shall be presumptively reasonable.  Nothing in this Section 5(b) precludes discussions between Executive and the Company, or personnel actions by the Company short of termination of employment, regarding such condition(s).

(c)           Procedure for Termination by Executive for Good Reason.  To exercise his right to terminate employment for Good Reason, Executive must provide written notice to the Company of his belief that Good Reason exists within fifteen (15) days of the initial existence of the Good Reason condition(s), and that notice shall describe in reasonable detail the condition(s) believed to constitute Good Reason.  The Company then shall have thirty (30) days to remedy the Good Reason condition(s).  If not remedied within that thirty (30)-day period or if the Company notifies Executive that it does not intend to cure such condition(s) before the end of that thirty (30)-day period, Executive may submit a Notice of Termination pursuant to Section 5(d); provided, however, that the Notice of Termination invoking Executive’s right to terminate employment for Good Reason must be given no later than ten (10) days after the end of such thirty (30)-day remedy period.  If Executive does not either timely (i) provide written notice of his belief that Good Reason exists or (ii) submit the Notice of Termination, then Executive is deemed to have consented to the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.

(d)           Notice of Termination.  Any termination of Executive’s employment pursuant to Section 5(a) (other than pursuant to Section 5(a)(i)) shall be communicated by a Notice of Termination to the other Party.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice (i) indicating the specific termination provision relied upon; (ii) in the case of a termination for Inability to Perform, Cause, or Good Reason, set out in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision invoked; and (iii) set out the Termination Date.  The failure by a Party to set out in the Notice of Termination any fact or circumstances that contributes to a showing of Inability to Perform, Cause, or Good Reason shall not waive any right of such Party or preclude either Party from asserting such fact or circumstance in enforcing or defending their rights.

(e)           Investigation; Suspension.  The Company may suspend Executive’s employment with pay pending an investigation authorized by the Company or an Affiliate or a governmental authority or a determination whether Executive has engaged in acts or omissions constituting Cause, and such paid suspension shall not constitute Good Reason or a termination of Executive’s employment.

6.             Rights and Obligations Upon Termination.

(a)           Termination for Any Reason.  Upon Executive’s termination from employment with the Company for any reason, the Company shall pay Executive (i) Executive’s Base Salary through the Termination Date; (ii) business expenses incurred through the Termination Date that are reimbursable pursuant to Section 4(e); (iii) any accrued but unused vacation through the Termination Date if payable under the Company’s vacation policy; and (iv) any Bonus awarded by the Committee pursuant to the Bonus Plan for the fiscal year (or other performance period) preceding the year in which the Termination Date occurs which remains unpaid as of the Termination Date.  The amounts, if any, in clauses (i)-(iii) shall be paid at the time and in the manner required by applicable law but in no event later than thirty (30) business days after the Termination Date.  The amount, if any, in clause (iv) shall be paid in the manner and at the time provided for in the Bonus Plan, provided, however, that such payment shall be made no later than the fifteenth (15th) day of the third (3rd) calendar month following the fiscal year (or other bonus performance period) with respect to which the Bonus relates.

(b)           Termination by the Company without Cause or by Executive for Good Reason.  In addition to the payments provided for in Section 6(a) and contingent on Executive’s compliance with his continuing obligations under Sections 8, 9, and 10, if Executive’s employment is terminated by the Company without Cause pursuant to Section 5(a)(iv) or by Executive for Good Reason pursuant to Section 5(a)(v), the Company shall:

(i)            Pay to Executive an amount equal to (A) that portion or multiple set out on Ex. A of Executive’s Base Salary as of the Termination Date or, if greater, Executive’s Initial Base Salary, plus (B) that portion or multiple set out on Ex. A of Executive’s Bonus Target as of the Termination Date (together, the “Severance Pay”), at the time and in the manner provided in Section 6(c); and

(ii)           Should Executive timely elect to continue coverage under a group health insurance plan sponsored by the Company or an Affiliate under COBRA and timely make the premium payments, reimburse Executive on a monthly basis for the cost of such continued coverage for Executive and any of his eligible dependents until the earlier of (A) the date Executive, or any such dependent, as applicable, is no longer entitled to continuation coverage under COBRA or (B) the number of months set out on Ex. A following the Termination Date (the “Severance Benefits Continuation”);

provided, however, that Executive shall not be entitled to receive either the Severance Pay or the Severance Benefits Continuation unless (X) Executive executes and returns to the Company a

Release on or prior to the 50th day following the Termination Date or such shorter time as may be prescribed in the Release; (Y) where applicable, such Release shall not have been timely revoked by Executive; and (Z) the Termination Date constitutes a Separation from Service; and provided further, however, that if Executive violates his continuing obligations under Sections 8, 9, or 10, Executive shall not be entitled to receive the Severance Pay or Severance Benefits Continuation, and Executive shall immediately repay to the Company upon written demand any Severance Pay or Severance Benefits Continuation that already have been paid to him.  For purposes of clarification only, Executive is not entitled to Severance Pay or Severance Benefits Continuation if his employment is terminated by reason of death or Inability to Perform, by the Company for Cause, by Executive without Good Reason, or by reason of the occurrence of the Expiration Date.

(c)           Time and Manner of Payment of Severance Pay.  The Severance Pay provided for under Section 6(b)(i) shall be paid in a single lump sum no later the Company’s first regular payroll date that is at least ten (10) days after the Release Effective Date, provided that in no event shall the Severance Pay be paid more than seventy (70) days after the Termination Date.

(d)           Parachute Payments.  Notwithstanding any contrary provision in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G of the Code), and any payments and benefits described in this Agreement, together with any other payments which Executive has the right to receive from the Company and its Affiliates, would constitute a “parachute payment” (as defined in Section 280G of the Code), the payments and benefits provided hereunder shall be either (i) reduced (but not below zero) so that the aggregate present value of such payments and benefits received by Executive from the Company and its Affiliates shall be $1.00 less than three times Executive’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (ii) paid in full, whichever produces the better net after-tax result for Executive (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the payments and benefits is necessary shall be made by the Company in good faith and such determination shall be conclusive and binding on Executive.  If a reduced payment is made to Executive pursuant to clause (i) above and through error or otherwise that payment, when aggregated with other payments from the Company or its Affiliates used in determining if a parachute payment exists, exceeds $1.00 less than three times Executive’s base amount, Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.

7.             Additional Rules Related to Payments.

(a)           Exclusive Payments.  In all cases, the amounts payable to Executive under this Agreement upon termination of the employment relationship, along with the associated terms for payment, shall constitute all of the Company’s and its Affiliates’ obligations to Executive with respect to the termination of the employment relationship.  Nothing in this Agreement, however, is intended to limit any (i) earned, vested, and indefeasible benefits (other than any entitlement to severance pay, separation pay, change-in-control pay, or similar payments, if any) that Executive may have under the applicable provisions of any benefit plan of the Company in which Executive is participating at the time of the termination of the employment relationship, (ii) any of Executive’s rights under the 2006 LTIP, a predecessor plan or any other arrangement providing equity incentives,

(iii) any of Executive’s rights under any other long-term incentive or equity compensation plan adopted on or after the Effective Date and in existence as of the Termination Date, or (iv) any of Executive’s rights under any other written agreement that the Parties may enter into after the Effective Date that provides for payments or benefits on account of termination of employment and makes specific reference to this Agreement.

(b)           Offsets.  Executive agrees that the Company or an Affiliate may set off against, and Executive authorizes the Company or an Affiliate to deduct from, any payments due to Executive, or to his estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate by Executive, whether arising under this Agreement or otherwise; provided, however, that any such set off shall be made only in a manner that complies with Section 409A of the Code.

(c)           Payments Upon Death.  If Executive’s employment is terminated by reason of Executive’s death, the Company shall pay to such person as Executive shall designate in a written notice to the Company (or, if no such person is designated, to his estate) any unpaid portion of the amounts described in Section 6(a).  In addition, in the event of Executive’s death after he becomes entitled to payments pursuant to Section 6(b), any remaining unpaid amounts shall be paid, at the time and in the manner such payments otherwise would have been paid to Executive, to such person as Executive shall designate in a written notice to the Company (or, if no such person is designated, to his estate).

(d)           No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another company after the Termination Date, or otherwise.

8.             Confidential Information.

(a)           Executive Acknowledgments.  Executive acknowledges and agrees that (i) the Company is engaged in a highly competitive business; (ii) as a result of Executive’s employment with the Company, Executive has been granted, and may be granted further, equity or rights to acquire equity in the Company or an Affiliate; (iii) the Company has expended considerable time and resources to develop goodwill with its Business Partners and others, and to create, protect, and exploit its Confidential Information; (iv) the Company must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (v) Executive’s participation in or direction of the Company’s day-to-day operations and strategic planning is an integral part of the Company’s continued success and goodwill; (vi) given his position and responsibilities, Executive is a fiduciary of the Company and necessarily will be creating Confidential Information that belongs to the Company and enhances the Company’s goodwill, and in carrying out his responsibilities Executive in turn will be relying on the Company’s goodwill and the disclosure by the Company to him of Confidential Information; and (vii) Executive will have access to Confidential Information that could be used by unauthorized third parties in a manner that would irreparably harm the Company’s competitive position in the marketplace and dilute its goodwill.

(b)           Company Promises.  The Company acknowledges and agrees that Executive must have and continue to have throughout the Term the benefits and use of its goodwill and Confidential Information in order to properly carry out Executive’s duties and responsibilities.  The Company accordingly promises during the Term to provide the Executive immediate and continuing access to Confidential Information and to authorize Executive to engage in activities that will create new and additional Confidential Information.

(c)           Further Acknowledgements.  The Company and Executive thus acknowledge and agree that during the Term, and upon the Effective Date, Executive will (i) receive Confidential Information that is unique, proprietary, and valuable to the Company; (ii) create Confidential Information that is unique, proprietary, and valuable to the Company; and (iii) benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill the Company has generated and from the Confidential Information.

(d)           Executive Promises.  Accordingly, Executive acknowledges and agrees that at all times while employed by the Company and thereafter:

(i)            all Confidential Information shall remain and be the sole and exclusive property of the Company;

(ii)           he will protect and safeguard all Confidential Information;

(iii)          he will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, the Company, to the extent necessary for the proper performance of his duties and responsibilities unless authorized to do so by the Board (or Company officer to whom Executive reports if other than the Board) or compelled to do so by law or valid legal process;

(iv)          if he believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information (other than as part of his specified duties as an employee or authorized representative of the Company), he will notify the Company in writing sufficiently in advance of any such disclosure to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure;

(v)           at the end of his employment with the Company for any reason or at the request of the Company at any time, he will immediately return to the Company all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic;

(vi)          he will immediately notify the Company if he learns of or suspects any unauthorized disclosure of Confidential Information;

(vii)         absent the promises and representations of Executive in this Section 8, the Company would require him immediately to return any tangible Confidential Information in his possession, would not provide Executive with new and additional Confidential Information, would not authorize Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement; and

(viii)        Executive’s obligations under this Section 8 are in addition to any applicable contractual, statutory, or common-law obligations and survive the termination of this Agreement.

(e)           Affiliates of the Company.  As used in Sections 8, 9, 10, 11, the term “Company” shall include the Company and any of its Affiliates.

9.             Restricted Activities.

(a)           Executive Covenants.  In consideration of the matters recited in and the Company’s promises set out in Section 8 and the other promises and undertakings of the Company in this Agreement and the 2006 LTIP, Executive agrees that he shall not, directly or indirectly, including through an Affiliate, Family Member, or Family Member Affiliate, and whether or not for compensation, engage in any of the following activities (the “Restricted Activities”) without the written consent of the Board:

(i)            Non-Competition While Employed.  While employed by the Company, engage or prepare to engage in, or aid or advise another person or entity who is engaging in or preparing to engage in, a Competing Business as an employee, officer, director, agent, partner, stockholder, owner, member, representative, consultant, lender, guarantor, or in any other individual or representative capacity; provided, however, that this Section 9(a)(i) does not prohibit Executive’s ownership of stock or other securities listed on a national securities exchange or actively traded in the over-the-counter market if he, his Family Members, and/or his Family Member Affiliates do not, directly or indirectly, hold more than a total of five (5)% of all such shares of stock or other securities issued and outstanding;

(ii)           Non-Competition During Restricted Period.  During the Restriction Period set out on Ex. A, as an employee, officer, director, agent, partner, stockholder, owner, member, representative, consultant, lender, guarantor, or in any other individual or representative capacity, (A) engage or prepare to engage in a Competing Business in the Specified Geographical Area or (B) aid or advise another person or entity who is engaging in or preparing to engage in, a Competing Business in the Specified Geographical Area, provided, however, that this Section 9(a)(ii) does not prohibit Executive from engaging or preparing to engage in activities for or on behalf himself or another person or entity who is engaging in or preparing to engage in a Competing Business if such activities (x) do not take place anywhere in, or are not directed at any part of, the Specified Geographical Area or (y) are not by their nature likely to lead to the use or disclosure of Confidential Information;

(iii)          Non-Solicitation of Employees and Other Service Parties.  While employed by the Company and during the Restriction Period set out on Ex. A, and except in the proper performance of his duties for the Company, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then, or was within the previous six (6) months, employed by or otherwise engaged to perform services for the Company (including without limitation a Business Partner) to leave that employment or cease performing those services, whether on his own behalf or on behalf of any other person or entity, or to become employed by or otherwise perform services for a person or entity who is engaging or preparing to engage in a Competing Business; and

(iv)          Non-Solicitation of Business Partners.  While employed by the Company and during the Restriction Period set out on Ex. A, and except in the proper performance of his duties for the Company, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person or entity who is then a Business Partner to cease being a Business Partner or to divert all or any part of such Business Partner’s business from the Company, whether on his own behalf or on behalf of any other person or entity.

(b)           Acknowledgements.  Executive acknowledges and agrees that the restrictions in this Section 9 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set out in Section 8, this Agreement, and under the 2006 LTIP; that the restrictions are reasonable and necessary, are valid and enforceable under applicable law, and do not impose a greater restraint than necessary to protect the Company’s goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify the Company in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under the law of any state that he contends or is advised is applicable; that he will not challenge the enforceability of such restrictions; that absent the promises and representations made by Executive in Sections 8 and 9, the Company would require him immediately to return any tangible Confidential Information in his possession, would not provide him with new and additional Confidential Information, would not authorize him to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement; and his obligations under this Section are in addition to any applicable statutory or common-law obligations and survive the termination of this Agreement.

(c)           Definitions.  For purposes of this Section 9,

(i)            “Competing Business” means (A) owning, operating, leasing, acquiring, exploring, marketing, developing, producing, gathering, distributing, or disposing of Mineral Interests; or (B) such other business activities as the Company may engage in, prepare to engage in, or investigate becoming engaged in during Executive’s employment with the Company in the twelve (12)-month period before the Termination Date, and about which Executive had Confidential Information.

(ii)           “Mineral Interest” means any royalty, overriding royalty, working, leasehold, or other property interest in coalbed methane, oil, or gas assets or related products, or any right to acquire such interests.

(iii)          “Specified Geographical Area” means (A) the Company’s Mineral Interests as of the Termination Date and the geographical area within twenty-five (25) miles of any such Mineral Interests; and (B) the geographical locations where the Company attempted to acquire, or was investigating the acquisition of, Mineral Interests within twelve (12) months before the Termination Date and about which Executive had access to or created Confidential Information.

10.          Inventions.

(a)           Ownership of Inventions.  Executive agrees that any and all technology, software (including source code and object code), inventions, discoveries, developments, concepts, processes,

written materials, methods, specifications, products, ideas, know-how, technical information, patents and improvements thereof, copyrights, designs, marks, logos, trade names, processes, trade secrets, and all other intellectual property conceived, created, written, developed, or first reduced to practice by Executive, alone or jointly, in the performance of Executive’s duties for the Company or within six (6) months following the termination of Executive’s employment (“Inventions”) are and shall be the sole and exclusive property of the Company.  Executive acknowledges that all original works of authorship protectable by copyright that are produced by Executive in the performance of Executive’s duties for the Company are “works made for hire” as defined in the United States Copyright Act (17 U.S.C. § 101). In addition, to the extent that any such works or Inventions are not works made for hire under the United States Copyright Act, Executive hereby assigns without further consideration all right, title, and interest in such works and/or Inventions to the Company.

(b)           Disclosure, Assignment, Cooperation, and Representations.  Executive (i) shall promptly and fully disclose to the Company all Inventions, including Inventions previously conceived, created, written, developed, or first reduced to practice during Executive’s employment with the Company, if any; (ii) shall treat all Inventions as Confidential Information; and (iii) hereby assigns (with respect to already-existing Inventions) and agrees to immediately assign (with respect to not-yet-existing Inventions) to the Company without further consideration all of Executive’s right, title, and interest in and to such Inventions, whether or not copyrightable or patentable.  While employed by the Company and following the termination of Executive’s employment, Executive shall execute all papers, including without limitation all applications, invention assignments, and copyright assignments, and shall otherwise assist the Company as reasonably required, to memorialize, confirm, and perfect in the Company the rights, title, and other interests granted to the Company under this Agreement.  Executive represents that there are no inventions, original works of authorship, developments, improvements or trade secrets that (i) were made by Executive prior to his execution of this Agreement; (ii) belong to Executive; (iii) relate to Company’s actual or proposed business, products, or research and development; and (iv) are not assigned to the Company hereunder.

(c)           Other Inventions; License.  Notwithstanding the foregoing, Executive understands that the provisions of this Section 10 requiring assignment of Inventions to the Company do not apply to any Invention that Executive has developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, trade secret information, or Confidential Information (an “Other Invention”) except for those Other Inventions that either (i) relate at the time of conception or reduction to practice of such Other Invention to the Company’s business, or actual or anticipated research or development of the Company or (ii) result from or relate to any work that Executive performed for the Company or to any Confidential Information or Inventions.  Executive will advise the Company promptly in writing of any Invention that Executive believes constitutes an Other Invention.  Executive agrees that he will not incorporate, or permit to be incorporated, any Other Invention owned by him or in which he has an interest into a Company product, process or service without the Company’s prior written consent.  Notwithstanding the foregoing sentence, if, in the course of Executive’s employment, Executive incorporates into a Company product, process, or service an Other Invention owned by him or in which he has an interest, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sub-licensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Other

Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

(d)           Survival.  Executive’s obligations under this Section 10 survive the termination of this Agreement.

11.          Remedies; Reformation.

(a)           Remedies.  Executive acknowledges and agrees that the Company would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Sections 8, 9, or 10 were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, Executive agrees that the Company shall be entitled to equitable relief, including temporary restraining order, temporary, and permanent injunctions and specific performance, in the event Executive breaches or threatens to breach any of the provisions of such Sections, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of such Sections by Executive, but shall be in addition to all other remedies available to the Company at law or equity.  Executive further agrees that the Company (on behalf of itself and any of its Affiliates) and its Affiliates may seek to enforce any of the provisions of Sections 8, 9, or 10 and he will not assert that any such entity seeking to enforce such provisions is not a proper party or that any remedy may not be awarded to such entity.

(b)           Reformation.  If any of the provisions of Sections 8, 9, or 10 are ever deemed by a court to be unenforceable as written under applicable law, such provisions shall be, and are, automatically reformed to the maximum limitations permitted by applicable law.

(c)           No Defense to Enforcement.  Executive agrees that the existence of a claim or cause of action against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive’s obligations under Sections 8, 9, or 10.

12.          Cooperation in Litigation. During the term and for the three (3)-year period after the Termination Date, Executive shall fully and completely cooperate with the Company at its request to assist with existing or future investigations, proceedings, litigation, examinations, or other fact-finding or adjudicative proceedings, public or private, involving the Company or any of its Affiliates. This obligation includes Executive promptly meeting with the Company’s or its Affiliates’ representatives at reasonable times upon their request, and providing information and, where applicable, testimony, that is truthful, accurate, and complete, according to information known to Executive.  From and after the Termination Date, (i) the Company shall compensate Executive at the hourly rate equivalent of his Base Salary in effective immediately before the Termination Date for each hour that Executive provides such assistance at the Company’s request, and Executive agrees to accept such rate; and (ii) upon presentment of satisfactory documentation, the Company shall reimburse Executive for reasonable out-of-pocket travel, lodging, and other incidental expenses (but not attorney’s fees unless approved in advance by the Board) he incurs in providing such assistance, provided the expenses have been approved in advance by a duly authorized officer of the Company.  Any such reimbursement shall be made in accordance with the Company’s policies and practices for the reimbursement of reasonable business expenses.  If requested by the Company, Executive shall make reasonable good faith efforts to travel to such locations as the Company may reasonably request to provide such assistance.  Executive’s obligations under this Section 12 survive the termination of this Agreement.

13.          Assignment; Successors; Binding Agreement.

(a)           Assignment by the Company.  The Company may assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement without the written consent of Executive to any successor (whether direct or indirect, by purchase of stock or assets, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company.

(b)           Required Assumption.  The Company shall require any successor (whether direct or indirect, by purchase of stock or assets, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c)           No Third-Party Beneficiaries.  Except with respect to the Company’s Affiliates, nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity other than the Parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

(d)           No Assignment by Executive.  Executive shall not have any right to assign or otherwise transfer this Agreement or any of his rights or obligations under this Agreement without the written consent of the Company.  Executive further shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

(e)           Successors and Permitted Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company and its Affiliates and Executive, and to their respective successors, permitted assigns, personnel and legal representatives, executors, administrators, heirs, distributes, devisees, and legatees, as applicable.

14.          Miscellaneous.

(a)           Deemed Resignation.  Any termination of Executive’s employment shall constitute an automatic resignation of Executive from all other positions as an employee, officer, director, manager, or other service provider of the Company and each Affiliate of the Company, and an automatic resignation of Executive from the Board (if applicable and unless otherwise agreed in writing) and from the board of directors or similar governing body of the Company and any Affiliate and from the board of directors or similar governing body of any corporation, limited liability company, or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such Affiliate’s designee or other representative, and as a trustee, fiduciary, committee member or service provider in any other capacity with respect to the Company’s and its Affiliates’ employee benefit plans, programs, policies and arrangements.

(b)           Survival.  The termination of Executive’s employment and this Agreement for any reason shall not impair the rights or obligations of any Party that have accrued prior to such termination or that by their nature or terms survive the termination, including without limitation Executive’s obligations under Sections 8, 9, 10, 11, 12 and 14(f) and the Company’s obligations under Sections 6, 12 and 14(f).

(c)           Employee Charges.  Executive authorizes the Company to deduct from Executive’s Base Salary or business expense reimbursements and to reduce the Severance Pay by the amount of any outstanding Employee Charges.  Executive further agrees that if any Employee Charges remain outstanding after such deduction or reduction, Executive shall be indebted to the Company for such amount and shall promptly repay such amount.

(d)           Withholdings and Deductions.  With respect to any payment to be made to Executive, the Company shall deduct, where applicable, any amounts authorized by Executive (including without limitation the Employee Charges) and permissible under applicable law, and shall withhold and report all amounts required to be withheld and reported by applicable law.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(e)           Section 409A.

(i)            The severance payments and benefits to be provided to Executive under this Agreement are intended to be exempt from Code Section 409A, any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A, and this Agreement shall be administered and interpreted in a matter consistent with such intent.  In particular, the severance pay and benefits are intended to constitute a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4), a payment or benefit described in paragraphs (b)(9)(iv) and (v) of Treasury Regulation Section 1.409A-1, and/or severance pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii).  If a provision of the Agreement would result in the imposition of an applicable tax under Code Section 409A, the Parties agree that such provision shall be reformed to the extent permissible under Code Section 409A to avoid imposition of the applicable tax, with such reformation effected in a manner that has the most favorable tax result to Executive.  Notwithstanding the preceding, no persons connected with this Agreement in any capacity, including but not limited to the Company and any Affiliate and their respective directors, officers, agents and employees, makes any representation, commitment, or guarantee that any tax treatment, including but not limited to, federal, state, and local income, estate and gift tax treatment, will be applicable with respect to any amounts payable under the Agreement or that such tax treatment will apply to Executive.

(ii)           Notwithstanding any provision in this Agreement to the contrary, if

(A) Executive is a “specified employee,” as such term is defined in Code Section 409A and the regulations thereunder and (B) any payment due under this Agreement is subject to Code Section 409A and is required to be delayed under Code Section 409A because Executive is a specified employee, that payment shall be payable on the earlier of (X) the first business day that is six months after Executive’s Separation from Service, (Y) the date of Executive’s death, or (Z) the date that otherwise complies with the requirements of Code Section 409A.  This Section shall be applied by accumulating all payments that otherwise would have been paid within six months of Executive’s Separation from Service and paying such accumulated amounts on the earliest business day which complies with the requirements of Code Section 409A.  For purposes of determining the identity of specified employees, the Company may establish procedures as it deems appropriate in accordance with Code Section 409A.  For purposes of Code Section 409A, each payment amount or benefit due under this Agreement will be considered a separate payment and Executive’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.  With respect to any reimbursements that are subject to Code Section 409A, (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(f)            Governing Law; Venue; Jury-Trial Waiver.  The Parties (including for this purpose each of the Company’s Affiliates) (i) agree that this Agreement is governed by and shall be construed and enforced in accordance with Texas law, excluding its choice-of-law principles, except where federal law may preempt the application of state law; (ii) submit and consent to the exclusive jurisdiction, including removal jurisdiction, of the state and federal courts located in Harris County, Texas (or the county where the Company’s principal executive offices are located if different) for any action or proceeding relating to this Agreement or Executive’s employment; (iii) waive any objection to such venue; (iv) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions; and (v) irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding.

(g)           Notices.  All notices under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or five calendar days after begin deposited in the United States mail if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed to the Company at its headquarters or Executive at the last address reflected on the Company’s records.  Either Party may designate a different address by providing written notice of such new address to the other Party.

(h)           Entire Agreement.  This Agreement constitutes the entire agreement of the Parties concerning its subject matters and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the Parties; provided, however, that nothing in this Section 14(h) is intended to limit any rights or obligations of the Parties (i) under the 2006 LTIP, a predecessor plan or any other arrangement providing equity incentives, (ii) under any other long-term incentive or equity compensation plan adopted on or after the Effective Date and in existence as of the Termination Date, (iii) under any other written agreement that the Parties may entered into after the Effective Date, or (iv) under the Indemnification Agreement dated March 28, 2012 between the

Company and Executive.  Executive acknowledges and agrees that neither the Company nor any Affiliate has made any promise or representation to him concerning this Agreement that is not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or an Affiliate but is instead relying solely on his own judgment and his legal and tax advisors, if any.

(i)            Modification; Waiver.  Other than pursuant to Section 3(c), Section 5(c), and this Section 14(i), (i) no provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by Executive and by a duly authorized officer of the Company, and such waiver is set out in writing and signed by the Party to be charged; and (ii) no waiver by a Party or failure to enforce or insist on his or its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion.  Notwithstanding the previous sentence, the Company may amend or modify this Agreement in its sole discretion at any time without the further consent of Executive in any manner necessary to comply with applicable law and regulations, including without limitation the Dodd-Frank Act and the regulations thereunder, the listing or other requirements of any stock exchange upon which the Company or an Affiliate is listed, or with respect to Executive’s obligations under Section 8, provided, however, that such amendment or modification of Section 8 shall not impose additional or greater restrictions on Executive’s post-employment obligations.  At the Company’s request, Executive shall consent to any amendment referred to in the preceding sentence and shall execute and deliver to the Company a counterpart signature page to such amendment.

(j)            Construction.  The Parties agree that this Agreement shall be deemed to be drafted by both Parties and shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.  All references in this Agreement to payment or sums of money shall mean in U.S. currency only.  All references in this Agreement to calendar year, month, week, or day shall mean the calendar and parts thereof as observed in the U.S.  All references in this Agreement to date and time shall mean U.S. central standard date and time.

(k)           Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(l)            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.  The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

[Signature Page Follows]

AGREED:

COMPANY		EXECUTIVE

By:	/s/ William C. Rankin	By:	/s/ Brett S. Camp
	Name: William C. Rankin		Name: Brett S. Camp
Title: President and Chief Executive Officer

Date Signed: May 14, 2012		Date Signed: May 14, 2012

EXHIBIT A

Effective Date:	May 14, 2012

Employer/the Company:	GeoMet, Inc.

Executive Name:	Brett S. Camp

Position and Title:	Senior Vice President-Operations

Reporting to:	President and Chief Executive Officer

Primary Work Location(s):	Birmingham, Alabama

Expiration Date:	Third anniversary of the Effective Date or such later date as may be mutually agreed to in writing by the Parties.

Initial Base Salary:	$240,000.00

Bonus Target	50% of Initial Base Salary

Vacation:	Five (5) weeks per calendar year

Additional Compensation & Benefits:

Use of a Company-owned vehicle for which Exectuive will recognize income for any personal use.

Executive will be granted 50,000 shares of Restricted Stock pursuant to and subject to the terms and conditions of the 2006 LTIP, with such grant to be made within 30 days following the Effective Date. Such Restricted Stock will be subject to a three-year graded vesting schedule (vesting 1/3 each year) and other terms and conditions set out in an award agreement prescribed by the committee responsible for administration of the 2006 LTIP.

Severance Pay:	1.75x Base Salary and 1.75x Bonus Target

Months of Severance Benefits Continuation (limited to applicable COBRA continuation period):	18 months

Restriction Period:	21 months following the Termination Date.

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EXHIBIT B

The following terms, when used in this Agreement, shall have the following meanings:

1.             “Affiliate” (i) when used in reference to the Company means the Company and any other person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company and (ii) when used in reference to Executive and any Family Member, means any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Executive, any Family Member, or any Family Member Affiliate, or any combination of Executive, any Family Member, or any Family Member Affiliate; where for purposes of clauses (i) and (ii) “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote ten (10)% or more of the securities having ordinary voting power for the election of directors, managers, general partners or other members of the governing body of such entity, or (ii) otherwise direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract or otherwise.

2.             “Agreement” means this Employment Agreement.

3.             “Base Salary” has the meaning set out in Section 4(a).

4.             “Board” means the Board of Directors of the Company.

5.             “Bonus” has the meaning set out in Section 4(b).

6.             “Bonus Plan” has the meaning set out in Section 4(b).

7.             “Bonus Target” has the meaning set out in Section 4(b).

8.             “Business Partners” means the Company’s and its Affiliates’ vendors, suppliers, customers, investors, business partners, and others with whom it or they have a business relationship.

9.             “Cause” means a finding by the Company of acts or omissions of Executive (whether occurring before or during the Term) constituting, in the Company’s reasonable judgment, any of the following:  (i) a breach of duty involving fraud, dishonesty (other than inadvertent acts or omissions), disloyalty, or a conflict of interest; (ii) a material violation of Executive’s obligations under this Agreement, any other written agreement between Executive and the Company, or at law; (iii) a material violation of, or failure to enforce, the policies and procedures of the Company or an Affiliate including without limitation the Code of Business Conduct and Ethics and operational and other personnel policies; (iv) a material failure to comply with the lawful directives of the Board or the officer to whom Executive reports; (v) conduct that is materially detrimental to the Company or its Affiliates or reflects unfavorably on the Company or Executive to such an extent that the Company’s best interests reasonably require the termination of Executive’s employment; (vi) the failure to cooperate with any investigation or inquiry authorized by the Company or conducted by a governmental authority related to the Company’s or an Affiliate’s business or Executive’s conduct

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related to the Company’s or an Affiliate’s business; (vii) the conviction of, or entry of a plea agreement or similar arrangement with respect to, a felony or other serious criminal offense; or (viii) the entry of a consent decree or similar arrangement with respect to any material violation of federal or state securities laws.

10.           “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 or other applicable law governing continuation of insurance benefits.

11.           “Code” means the Internal Revenue Code of 1986, as amended.

12.           “Committee” means the Compensation Committee of the Board or such other committee as the Board may designate to act as the Committee for purposes of this Agreement.

13.           “Company” has the meaning set out in the introductory paragraph of this Agreement.

14.           “Competing Business” has the meaning set out in Section 9(c)(i).

15.           “Confidential Information” means any confidential or proprietary information or trade secrets of or relating to the Company and its Affiliates, its or their Business Partners, or otherwise provided to the Company by a third party under an obligation or expectation of confidential treatment, including without limitation all documents or information, in whatever form or medium, concerning or evidencing the Company’s operations; processes; products; services; business practices; finances; principals; current, former, or potential Business Partners; marketing methods and plans; costs; prices; contractual relationships; regulatory status; personnel (including without limitation compensation, other terms of employment, or performance, other than as concerns solely Executive); drilling and production technology and maximization means, methods, and techniques; geological and geophysical maps, data, interpretations, and analyses; project and prospect locations and leads; well logs, interpretations, and analyses; and production information, but excluding any such information that (i) is or becomes generally available to the public other than as a result of any breach of this Agreement, other written agreement or policy of the Company, or legal obligation, or other unauthorized disclosure, by Executive or another or (ii) becomes available to Executive after the termination of his employment on a nonconfidential basis from a source other than the Company or its Affiliates who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to the Company, its Affiliates, or its or their Business Partners.

16.           “Correction Period” has the meaning set out in Section 5(b).

17.           “Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

18.           “Effective Date” has the meaning set out in the introductory paragraph of this Agreement.

19.           “Employee Charges” means any amounts Executive owes to the Company or an Affiliate for advances, overpayments, and any other charges due from Executive to the Company or an Affiliate, including without limitation charges for personal telephone calls or travel expenses, travel advances, personal courier and postal charges, personal copying charges, personal charges on

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any company credit card issued to Executive, excess paid leave time taken, and other charges that may arise out of the application of the Company’s or an Affiliate’s policies or otherwise.

20.           “Executive” has the meaning set out in the introductory paragraph of this Agreement.

21.           “Ex. A” has the meaning set out in the introductory paragraph of this Agreement.

22.           “Ex. B” has the meaning set out in Section 1.

23.           “Expiration Date” has the meaning set out in Section 2.

24.           “Family Member” means (i) the spouse, lineal descendants, siblings, parents and nieces and nephews of Executive and the spouses of such Family Members and (ii) any trust whose primary beneficiary is any one or more of the Family Members.

25.           “Family Member Affiliate” means any Affiliate of Executive and any Affiliate of a Family Member of Executive.

26.           “Good Reason” means the existence of one or more of the following conditions arising after the Effective Date without the consent of Executive, as determined in a manner consistent with Treasury Regulation § 1.409A-1(n)(2)(ii): (i) a material reduction in Executive’s Base Salary; (ii) a permanent relocation of Executive’s principal place of employment to a location that is more than fifty (50) miles from the location where he performed services for the Company or an Affiliate immediately prior to the relocation, provided such relocation is a material change in geographic location at which Executive must provide services for purposes of Section 409A of the Code and the regulations thereunder; (iii) a material reduction in Executive’s authority, duties, or responsibilities; (iv) a material reduction in the authority, duties, or responsibilities of the person to whom Executive reports, including a requirement that such person report to an officer or employee of the Company or an Affiliate instead of the Board; or (v) any other material breach by the Company of this Agreement.  Neither a transfer of employment among the Company and any of its Affiliates nor the Company or an Affiliate entering into a co-employer relationship with a personnel services organization standing alone constitutes Good Reason.  A suspension of Executive with pay pursuant to Section 5(e) does not constitute Good Reason.

27.           “Inability to Perform” means and shall be deemed to have occurred if Executive has been determined under the Company’s or an Affiliates’ long-term disability plan to be eligible for long-term disability benefits.  In the absence of the existence of such a plan or Executive’s participation in or application for benefits under such a plan, “Inability to Perform” means a finding by the Company in its sole judgment that Executive is, despite any reasonable accommodation required by law, unable to perform the essential functions of his position because of an illness or injury for (i) sixty (60)% or more of the normal working days during six (6) consecutive calendar months or (ii) forty (40)% or more of the normal working days during twelve (12) consecutive calendar months.

28.           “Initial Base Salary” has the meaning set out in Section 4(a).

29.           “Inventions” has the meaning set out in Section 10(a).

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30.           “Mineral Interest” has the meaning set out in Section 9(c)(ii).

31.           “Notice of Termination” has the meaning set out in Section 5(d).

32.           “Other Invention” has the meaning set out in Section 10(c).

33.           “Party” and “Parties” have the meaning set out in the introductory paragraph of this Agreement.

34.           “Release” means a waiver and release of claims by Executive in the form prescribed by the Company, which form may include other provisions such as an agreement by Executive not to disparage the Company, its Affiliates, and other related persons or entities and for certain post-employment cooperation, but which form shall not include a release and waiver of claims for earned, vested, and indefeasible benefits (other than any entitlement to severance pay, separation pay, change-in-control pay, or similar payments not provided for in this Agreement) under an employee benefit plan, indemnification, or for coverage under officer and director liability policies, if applicable.

35.           “Release Effective Date” means earliest date following Executive’s Separation from Service that the Release described in Section 6(b) has become fully enforceable and irrevocable.

36.           “Restricted Activities” has the meaning set out in Section 9(a).

37.           “Restriction Period” is the time period set out on Ex. A.

38.           “Separation from Service” means separation from service (within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder) with the group of companies that includes the Company and each of its “409A Affiliates.” For this purpose, “409A Affiliate” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single the Company under Code Section 414(b) or Code Section 414(c), but (i) in applying Code Section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code Section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code Section 1563(a)(1), (2), and (3), and (ii) in applying Treasury Regulation Section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2.

39.           “Severance Benefits Continuation” has the meaning set out in Section 6(b)(ii).

40.           “Severance Pay” has the meaning set out in Section 6(b)(i).

41.           “Specified Geographical Area” has the meaning set out in Section 9(c)(iii).

42.           “Term” has the meaning set out in the Section 2.

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43.           “Termination Date” means (a) if Executive’s employment is terminated by reason of his death, the date of death; (b) if Executive’s employment is terminated by the Company pursuant to any of Sections 5(a)(ii), (iii), or (iv), the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (c) if Executive’s employment is terminated by Executive pursuant to Section 5(a)(v), the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given and no later than thirty (30) days after the date such notice is given; and (d) if Executive’s employment is terminated by Executive pursuant to Section 5(a)(vi), thirty (30) days after the date such notice is given, provided, however, that in the event of a termination by Executive pursuant to Sections 5(a)(v) or (vi), the Company may accelerate the Termination Date by paying Executive his Base Salary for the period by which the Termination Date is so accelerated and such acceleration shall not change the characterization of the termination under such provision.

44.           “2006 LTIP” means the GeoMet, Inc. 2006 Long-Term Incentive Plan as it may be amended and any successor plan.

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